Exhibit 99.4

NANOMIX, INC.

NANOMIX, INC.

BALANCE SHEETS

(Unaudited)

	As of March, 31	As of December, 31
	2021	2020
ASSETS
Current assets:
Cash	$66,490	$15,098
Accounts receivable	0	821
Prepaid expenses and other current assets	165,561	156,875
Total current assets	232,051	172,794
Deposit	60,000	60,000
Property and equipment, net	61,666	65,612
Other long-term assets	178,348	232,065
Total Assets	$532,065	$530,471

LIABILITIES, PREFERRED STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,239,977	$898,463
Accrued expenses	232,323	344,065
Accrued expenses, related party	62,500	50,000
Accrued interest	159,553	132,175
Accrued interest, related party	2,138,175	1,810,232
Deferred Revenues	188,741	188,741
Other current liabilities	260,241	313,146
Total current liabilities	4,281,510	3,736,822
Notes payable – net of current portion	900,000	610,000
Notes payable, related party – net of current portion	8,634,500	8,307,000
Other long-term liabilities	402,154	402,154
Total Liabilities	14,218,164	13,055,976

Commitments and Contingencies (Note 7)
Preferred stock; $0.00001 par value, 120,467,864 shares authorized, 101,015,049 issued and outstanding as of March 31, 2021 and 2020	40,070,108	40,070,108

Stockholders’ deficit:
Common stock; $0.00001 par value, 137,000,000 shares authorized, 1,556,638 and 743,513 shares issued and outstanding at March 31, 2021 and December, 31 2020	16	7
Additional paid-in capital	44,779,011	44,727,164
Accumulated deficit	(98,535,234)	(97,322,784)
Total stockholders’ deficit	(53,756,207)	(52,595,613)
Total Liabilities, Preferred Stock Subject to Redemption and Stockholders’ Deficit	$532,065	$530,471

The accompanying notes are an integral part of the financial statements

NANOMIX, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months ended
	March 31,
	2021	2020

Revenues	$141,778	$23,136

Operating costs and expenses:
Research and development	608,771	760,342
Selling, general and administrative expenses	388,871	437,130
Total operating expenses	997,642	1,197,472
Loss from operations	(855,864)	(1,174,336)

Other income (expense):
Interest income	0	4
Interest expense	(28,643)	(36,979)
Interest expense, related, party	(327,943)	(227,037)
Total income (expense)	(356,586)	(264,012)

Loss before income taxes	(1,212,450)	(1,438,348)
Provision for income taxes	0	0
Net loss	$(1,212,450)	$(1,438,348)

Weighted average number of common shares outstanding – basic and diluted	1,225,881	743,513

Net loss per common share – basic and diluted	(0.99)	(1.93)

The accompanying notes are an integral part of the financial statements

NANOMIX, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

For Three-Month ended March 31, 2021

(Unaudited)

	Stockholders’ Deficit			Total
	Common Stock		Additional	Accumulated	Stockholders’	Mezzanine
	Shares	Amount	Paid-in Capital	Deficit	Deficit	Equity
Balance, December 31, 2020	743,513	$7	$44,727,164	$(97,322,784)	$(52,595,613)	$40,070,108
Stock based compensation	-	-	28,405	-	28,405
Issuance of Common Shares	813,125	9	23,442	-	23,451
Net loss	-	-	-	(1,212,450)	(1,212,450)
Balance, March 31, 2021	1,556,638	$16	$44,779,011	$(98,535,234)	$(53,756,207)	$40,070,108

NANOMIX, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

For Three-Month ended March 31, 2020

(Unaudited)

	Stockholders’ Deficit			Total
	Common Stock		Additional	Accumulated	Stockholders’	Mezzanine
	Shares	Amount	Paid-in Capital	Deficit	Deficit	Equity
Balance, December 31, 2019	743,513	$7	$44,465,695	$(91,130,414)	$(46,664,712)	$40,070,108
Stock based compensation	-	-	68,809	-	68,809
Net loss	-	-	-	(1,438,348)	(1,438,348)
Balance, March 31, 2020	743,513	$7	$44,534,504	$(92,568,762)	$(48,034,250)	$40,070,108

The accompanying notes are an integral part of the financial statements

NANOMIX, INC.

STATEMENTS OF CASH FLOWS

(Unaudited)

	For Three-Months
	Ended March, 31
	2021	2020
Cash flows from operating activities:
Net loss	$(1,212,450)	$(1,438,348)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization expense	8,165	5,825
Stock-based compensation	28,405	20,560
Warrants	0	48,249
Leasing	811	64,547
Increase (decrease) in cash attributable to changes in operating assets and liabilities:
Accounts receivable	821	-
Prepaid expenses	(8,686)	2,373
Other assets	-	(40,000)
Accounts payable	341,515	151,904
Accrued expenses	(111,742)	(18,871)
Accrued expenses, related party	50,000	37,500
Accrued Interest	27,379	13,463
Accrued Interest, related party	327,943	227,037
Other liabilities	-	12,232
Net cash used by operating activities	(547,839)	(913,529)

Cash flows from investing activities:
Purchase of property and equipment	(4,219)	-
Net cash used by investing activities	(4,219)	0

Cash flows from financing activities:
Proceeds from notes payable	290,000	25,000
Proceeds from notes payable, related party	290,000	550,000
Proceeds from borrowing PPP loan	-	-
Proceeds from issuance of common stock	23,450	-
Net cash provided by financing activities	603,450	575,000

Net increase (decrease) in cash	51,392	(338,529)

Cash at the beginning of the year	15,098	590,434
Cash at the end of the period	$66,490	$251,905

Non-cash investing and financing transactions:
Right-of-use asset obtained in exchange for lease obligations	$(53,717)	$(46,781)
Lease liability	52,905	(17,766)
Convertible notes payable for accrued expenses	37,500	-

The accompanying notes are an integral part of the financial statement

NANOMIX, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

(Information as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 in unaudited.
Information as of December 31, 2020 is derived from audited financial statements)

NOTE 1 – THE COMPANY AND NATURE OF BUSINESS

Nature of Operations

Nanomix, Inc. (“Nanomix” or the “Company”) is a privately-held California corporation headquarted in Emeryville, California. The Company was incorporated on June, 1997 and changed its name from Covalent Materials, Inc to Nanomix, Inc. on March 14, 2002.

During the first phase of Development, the Company focused on the research and commercial development of a highly sensitive, direct-electronic detection device based on the technology platform of random network carbon nanotubes. In 2009, the Company shifted its focus to the development of next generation point of care diagnostic test (“POC”) to enable earlier and more accurate testing in hospital and pre-hospital settings.

NOTE 2 – BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

The Company currently operates in one business segment focusing on the development of mobile diagnostic tests. The Company is not organized by market and is managed and operated as one business. A single management team reports to the chief operating decision maker, the Chief Executive Officer, who comprehensively manages the entire business. The Company does not currently operate any separate lines of business or separate business entities.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company has not yet realized any significant revenues from its planned operations. The Company had net losses of approximately $1.2 million and $1.4 million for the three-months ended March 31, 2021 and 2020, respectively. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

Since inception, the operations of the Company have been funded through the sale of common stock, preferred stock subject to redemption, debt and convertible debt, and derived revenue from contract research and development services. Management believes that its existing working capital is insufficient to fund the Company’s operations for the next twelve months. As a result, the Company will need to raise additional capital to fund its operations and continue to conduct activities that support the development and commercialization of its products. Management intends to raise additional funds by way of public or private offering and continued contract research and development services. Management cannot be certain that additional funding will be available on acceptable terms, or at all to the extent that the Company raises additional funds by issuing equity securities, the Company’s stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact the Company’s ability to conduct business. If the Company is not able to raise additional capital when required or an acceptable terms, the Company may have to (i) significantly delay, scale back or discontinue the development and/or commercialization of one or more product candidates; (ii) seek collaborators for product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; or (iii) relinquish or otherwise dispose of rights to technologies, product candidates or products that the Company would otherwise seek to develop or commercialize.

The financial statements do not include any adjustments that might be necessary if Company is unable to continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) requires the Company’s management to make judgments, assumptions and estimates that affect the amounts reported in its financial statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates and these differences may be material. The more significant estimates and assumptions by management include among others: recoverability of long-lived assets, accrued liabilities, the valuation allowance of deferred tax assets resulting from net operating losses and the valuation of the Company’s common stock, preferred stock, warrants and options on the Company’s common stock.

Revenue Recognition

Revenues are derived from three sources:

●	Net product sales,

●	R&D revenue, and

●	License and Royalty revenue

The Company recognizes revenue when the customer obtains control of promised goods or services, in an amount that reflects the consideration the Company expects to receive in exchange for those goods or services. The Company recognizes revenue following the five-step model prescribed under Accounting Standards Update (“ASU”) 2014-09: (i) identify contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

Product Revenue

Revenue from product sales are recognized when the customer obtains control of the Company’s product, which occurs at a point in time, typically upon tendering the product to the customer. The Company expenses incremental costs of obtaining a contract as and when incurred because the expected amortization period of the asset that it would have recognized is one year or less or the amount is immaterial. Freight and distribution activities on products are performed when the customer obtains control of the goods. The Company has made an accounting policy election to account for shipping and handling activities that occur either when or after goods are tendered to the customer as a fulfillment activity, and therefore recognizes freight and distribution expenses in cost of product sales. The Company excludes certain taxes from the transaction price (e.g., sales, value added and some excise taxes).

The Company’s contracts with customers may include promises to transfer products or services to a customer. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require judgment to determine the stand-alone selling price (“SSP”) for each distinct performance obligation. SSP is directly observable, and the Company can use a range of amounts to estimate SSP, as it sells products and services separately, and can determine whether there is a discount to be allocated based on the relative SSP of the various products and services, for the various geographies.

The Company’s payment terms vary by the type and location of the Company’s customer and products or services offered. Payment terms differ by jurisdiction and customer, but payment is generally required in a term ranging from 30 to 60 days from date of shipment or satisfaction of the performance obligation. From time to time the Company may receive prepayment from customers for products to be manufactured or component materials to be procured and shipped in future dates. Customer payments in advance of the applicable performance obligation are deferred and recognized when the product has been tendered to the customer.

R&D Revenue

All contracts with customers are evaluated under the five-step model described above. The company recognizes income from R&D milestone-based contracts when those milestones are reached and non-milestone contracts and grants when earned. These projects are invoiced after expenses are incurred. Any projects or grants funded in advance are deferred until earned.

License and Royalty Revenues

The Company receives royalty revenue on sales by its licensee of products covered under patents that the Company owns. License Revenues are recorded based on the achievement of contract milestones. Royalty revenue is based on estimates of the sales that occurred during the relevant period as a component of license and royalty revenue. The relevant period estimates of sales are based on interim data provided by the licensee and analysis of historical royalties that have been paid to the Company, adjusted for any changes in facts and circumstances, as appropriate. Differences between actual and estimated royalty revenue are adjusted for in the period in which they become known, typically the following quarter. Historically, the Company has not recorded any royalty revenue and has not received any royalties from its licensee.

Cash and Cash Equivalents

For purposes of the Consolidated Statement of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be cash equivalents. As of March 31, 2021, the Company places all of its cash and with one financial institution. Such funds are insured by The Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. Cash balances could exceed insured amounts at any given time; however, the Company has not experienced any such losses. At March 31, 2021 and 2020 there were no cash equivalents.

Allowances for Sales Returns and Doubtful Accounts

The allowance for sales returns is based on the Company’s estimates of potential future product returns and other allowances related to current period product revenue. The Company analyzes historical returns, current economic trends and changes in customer demand and acceptance of the Company’s products. The allowance for doubtful accounts is based on the Company’s assessment of the collectability of customer accounts and the aging of the related invoices, and represents the Company’s best estimate of probable credit losses in its existing trade accounts receivable. The Company regularly reviews the allowance by considering factors such as historical experience, credit quality, the age of the accounts receivable balances, and current economic conditions that may affect a customer’s ability to pay. We determined that no allowances for sales returns and doubtful accounts were required at December 31, 2020 and 2019.

Property and Equipment

Property and equipment are carried at cost and depreciated or amortized using a straight-line basis over the estimated useful lives of assets, as follows:

Computer equipment	3 years
Office furniture and equipment	5 years
Laboratory equipment	4 years
Manufacturing equipment	5 years

Leasehold improvements are depreciated over the shorter of their estimated useful lives or the term of the respective lease on a straight line basis.

The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation will be removed from the accounts and the resulting gain or loss, if any, will be reflected in operations.

The Company will assess the recoverability of property and equipment by determining whether the depreciation and amortization of these assets over their remaining life can be recovered through projected undiscounted future cash flows. The amount of equipment impairment, if any, will be measured based on fair value and is charged to operations in the period in which such impairment is determined by management.

Income Taxes

The Company accounts for income taxes under an asset and liability approach that recognizes deferred tax assets and liabilities based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

The Company follows a more-likely than -not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return.

The company assesses the realizability of its net deferred tax assets on an annual basis. If, after considering all relevant positive and negative evidence, it is more likely than not that some portion or all of the net deferred tax assets will not be realized, the Company will reduce the net deferred tax assets by a valuation allowance. The realization of the net deferred tax assets is dependent on several factors, including the generation of sufficient taxable income prior to the expiration of the net operating loss carryforwards.

The Company has no uncertain tax positions at any of the dates presented.

Foreign Currency Translation

The Company derives a portion of its revenue from foreign countries, but customers pay in U.S. Dollars. Therefore, no adjustments are required in the accompanying consolidated financial statements for foreign currency transactions.

Research and Development Costs

The Company expenses the cost of research and development as incurred. Research and development expenses comprise costs incurred in performing research and development activities, including clinical trial costs, manufacturing costs for both clinical and pre-clinical materials as well as other contracted services, license fees, and other externa costs. Nonrefundable advance payments for goods and services that will be used in future research and development activities are expensed when the activity is performed or when the goods have been received, rather when payment is made, in accordance with ASC 730, Research and Development.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP established a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs ( Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The Company had no assets or liabilities which were measured at fair value on a nonrecurring basis during the reporting periods.

Fair Value of Financial Instruments

In accordance with current accounting standards, certain assets and liabilities must be measured at fair value. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. ASC 820 requires that certain assets and liabilities must be measured at fair value, and the standard details the disclosures that are required for items measured at fair value. The Company had no assets and liabilities required to be measured on a recurring basis at December 31, 2020 and 2019.

The current assets and current liabilities reported on the Company’s balance sheets are estimated by management to approximate fair market value due to their short-term nature.

Employee Stock-based Compensation

Stock-based compensation issued to employees and members of the Company’s Board of Directors is measured at the date of grant based on the estimated fair value of the award, net of estimated forfeitures. The grant date fair value of a stock-based award is recognized as an expense over the requisite service period of the award on a straight-line basis.

For purposes of determining the variables used in the calculation of stock-based compensation issued to employees, the Company performs an analysis of current market data and historical data to calculate an estimate of implied volatility, the expected term of the option and the expected forfeiture rate. With the exception of the expected forfeiture rate, which is not an input, the Company uses these estimates as variables in the Black-choles option pricing model. Depending upon the number of stock options granted, any fluctuations in these calculations could have a material effect on the results presented in the Company’s Statements of Operations. In addition, any differences between estimated forfeitures and actual forfeitures could also have a material impact on the Company’s financial statements.

Stock-Based Compensation Issued to Non-employees

Common stock issued to non-employees for acquiring goods or providing services is recognized at fair value when the goods are obtained or over the service period, which is generally the vesting period. If the award contains performance conditions, the measurement date of the award is the earlier of the date at which a commitment for performance by the non-employee is reached or the date at which performance is reached. A performance commitment is reached when performance by the non-employee is probable because of sufficiently large disincentives for nonperformance.

Earnings per Share

The computation of basic earnings per common share is based on the weighted average number of shares outstanding during the period. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the period plus the weighted average common stock equivalents which would arise from the exercise of stock options, warrants, convertible preferred stock and other rights during the period.

For the period ended March 31, 2021, the diluted weighted average number of shares is the same as the basic weighted average number of shares as the inclusion of any common stock equivalents would be anti-dilutive.

Recent Accounting Pronouncements Affecting the Company:

Recently Adopted

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” The accounting guidance sets out a five-step approach to revenue recognition. The new guidance requires expanded disclosures to provide greater insight into both revenue that has been recognized and revenue that is expected to be recognized in the future from existing contracts. The Company adopted the ASU 2014-09 (Topic 606) effective January 1, 2019.

In February 2016, the FASB issued ASU 2016-02 “Leases (Topic 842),” which amends existing accounting standards for leases. The ASU requires lessees to recognize most leases on their balance sheet as a lease liability with a corresponding right-of-use asset. Right-of-use assets and lease liabilities are recorded at the present value of minimum lease payments. The Company adopted the ASU effective January 1, 2019. We recognized a $178,348 right-of-use asset and $239,581 related lease liability as of March 31, 2021 and $232,065 right-of-use asset and $313,146 related lease liability as of December 31, 2020 for our operating lease. For our operating lease, the asset is included in other long-term assets on the balance sheet and is amortized within operating income over the lease term. The long-term component of the lease liability is included in other long-term liabilities, net, and the current component is included in other current liabilities. See Note 8 for further details regarding Nanomix’s leases.

Not Yet Adopted

ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes

In December 2019, the FASB issued ASU 2019-12. This standard simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in Topic 740 related to the approach for interim period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill and allocating consolidated income taxes to separate financial statements of entities not subject to income tax. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, with early adoption permitted. Upon adoption, the Company must apply certain aspects of this standard retrospectively for all periods presented while other aspects are applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. The Company will adopt the standard effective January 1, 2021 and has determined that the adoption will not have a material impact on the Company’s financial statements.

NOTE 4 – REVENUE

Deferred Revenue

The company recognizes income from R&D milestone-based contracts when those milestones are reached and non-milestone contracts and grants when earned. These projects are invoiced after expenses are incurred. Any projects or grants funded in advance are deferred until earned.

From time to time the Company may receive prepayment from customers for products to be manufactured or component materials to be procured and shipped in future dates. Customer payments in advance of the applicable performance obligation are deferred and recognized in accordance with ASC 606.

As of March 31, 2021 and December 31, 2020, there were $188,741 unearned advanced revenues.

Disaggregation of Revenue

The following table disaggregates total revenues for the periods ending March 31, 2021 and 2020:

	Three-Months ended
	March 31, 2021	March 31, 2020
Net Product sales	$-	$23,136
R&D revenue	-	-
Government grant income	141,778	-
License and royalty revenue	-	-
	$141,778	$23,136

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at March 31, 2021 and December 31, 2020:

	As of March 31,	As of December 31,
	2021	2020
Computer Equipment &Office Equipment	$20,730	$16,511
Lab Equipment	294,578	294,578
Manufacturing Equipment	113,393	113,393
Furniture and fixtures	14,370	14,370
Leasehold Improvements	20,232	20,232
Total property and equipment	463,303	459,084
Accumulated depreciation	(401,637)	(393,472)
Total property and equipment, net of accumulated depreciation	$61,666	$65,612

Depreciation expense were $8,165 and $5,825 for the three-months ended March 31, 2021 and 2020.

NOTE 6 – NOTES PAYABLE AND CONVERTIBLE NOTES PAYABLE

Note Payable

In May 2018, the Company issued a secured note payable to a related party for a total amount of $1.0 million with a 90-day maturity. The maturity date of this note was extended by mutual agreement with the note holder and the note was outstanding at March 31, 2021. As of March 31,2021, and December 31, 2020, the Company has $560,444 and $510,444 interest accrued respectively.

Convertible Note Payable

From 2018 to March 31, 2021, the Company issued a total of $8.5 million of secured notes payable to investors including $7.3 million to related parties. These notes bear interest at a rate of 15% per annum and include a common stock warrant equal to 30% of the face value of the note. The outstanding principal, and accrued but unpaid interest on the notes convert into fully paid and non-assessable shares of Special Preferred Stock at a price of $0.32276 per share in a Qualified Investment. In the event of conversion not in conjunction with a Qualified Investment, the notes convert at $0.10759. As of March 31, 2021 and December 31, 2020, the Company has $1,733,648 and $1,429,327 interest accrued, respectively.

Paycheck Protection Program (PPP Loan)

On May 5, 2020, the Company received a U.S. Small Business Administration Loan under the Paycheck Protection Program (PPP Loan) primarily for payroll costs related to the COVID-19 crisis in the amount of $402,154. Under the Paycheck Protection Program, the PPP Loan has a fixed interest rate of 1%, a maturity date is twenty-four (24) months from the date of the funding of the loan. Pursuant to the terms of the PPP Loan, the Company may apply for forgiveness of the amount due on the PPP Loan in an amount equal to the sum of the following costs incurred by the Company during the 8-week period (or any other period that may be authorized by the U.S. Small Business Association) beginning on the date of first disbursement of the loan: payroll costs, any payment of interest on a covered mortgage obligation, payment on a covered rent obligation, and any covered utility payment. The amount of PPP Loan forgiveness shall be calculated in accordance with the requirements of the Paycheck Protection Program, including the provisions of Section 1106 of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), although no more than 25% of the amount forgiven can be attributable to non-payroll costs. The Company has applied for forgiveness of the full loan amount, and the payments are currently in a deferred and not due status. As of March 31, 2021 and December 31, 2020, the Company has $3,636 and $2,636 interest accrued, respectively.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Preferred Stock

On July 1, 2018 the company entered into Amendment No.1 to Series EE Preferred stock purchase agreement with an investor. Pursuant to the terms of the amendment, the Company issued a total 3,098,277 shares of Series EE Preferred stock for $1.0 million during the year ended December 31, 2019.

In connection with Amendment No.1 to Series EE Preferred stock purchase agreement , on the day following the Mandatory Participation Date, fifty percent (50%) of the shares of Series EE Preferred Stock held by such Series EE Investor shall automatically converting into shares Common Stock, with each one share of Series EE Preferred Stock automatically converting into the following shares: one-half (1/2) fully paid, non-assessable share of Common Stock and one-half (1/2) fully-paid, non-assessable share of Series EE Preferred Stock.

The Series EE preferred stock shares are accounted for outside of permanent equity due to the terms of cash-redemption features. Refer to Note 9 for details.

Research and Development Arrangement

In April of 2020, the Company received a BARDA fixed price, cost sharing contract for development and EUA filing of COVID-19 Anitbody and Antigen tests on the Nanomix eLab platform. The total amount of the milestone-based contract was $569,647. As of March 31, 2021, the full amount of $569,467 had been received under the contract.

Employments Agreements

The Company does not have Employment Agreements with any employees. All employees are employed under “at will” arrangements without guarantees or separation arrangements.

Leases

The Company leases its facility under sublease agreement. The Sublease term is from November 19, 2019 to December 15, 2021. The sublease agreement cannot be extended beyond this date. Rent expense is recognized on a straight-line basis over the lease term. The company incurred rent expense, which is included as part of selling, general and administrative expenses, of $69,278 and $64,547 for the three-month ended March 31, 2021 and 2020.

Legal

The Company is not currently involved in any legal matters in the normal course of business. From time to time, the Company could become involved in disputes and various litigation matters that arise in the normal course of business. These may include disputes and lawsuits related to intellectual property, licensing, contract law and employee relations matters. Periodically, the Company reviews the status of significant matters, if any exist, and assesses its potential financial exposure. If the potential loss from any claim and legal claim is considered probable and the amount can be estimated, the Company accrues a liability for the estimated loss. Legal proceedings are subject to uncertainties, and the outcomes are difficult to predict. Because of such uncertainties, accruals are based on the best information available at the time. As additional information becomes available, the Company reassesses the potential liability related to pending claims and litigations.

NOTE 8 – LEASES

Our adoption of ASU 2016-02, Leases (Topic 842), and subsequent ASUs related to Topic 842, requires us to recognize substantially all leases on the balance sheet as an ROU asset and a corresponding lease liability. The new guidance also requires additional disclosures as detailed below. We adopted this standard on the effective date of January 1, 2019 and used this effective date as the date of initial application. Under this application method, we were not required to restate prior period financial information or provide Topic 842 disclosures for prior periods. We elected the ‘package of practical expedients,’ which permitted us to not reassess our prior conclusions related to lease identification, lease classification, and initial direct costs, and we did not elect the use of hindsight.

Lease ROU assets and liabilities are recognized at commencement date of the lease, based on the present value of lease payments over the lease term. The lease ROU asset also includes any lease payments made and excludes any lease incentives. When readily determinable, we use the implicit rate in determining the present value of lease payments. When leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the lease commencement date, including the lease term.

Short-term leases with an initial term of 12 months or less are not recorded on the balance sheet. Lease expense for short-term leases is recognized on a straight-line basis over the lease term. As of March 31, 2021 and 2020, we did not have any short-term leases.

The tables below present financial information associated with our lease.

	Balance Sheet Classification	March 31, 2021	December 31, 2020

Right-of-use assets	Other long-term assets	$178,348	$232,065
Current lease liabilities	Other current liabilities	239,581	313,146
Non-current lease liabilities	Other long-term liabilities	0	0

As of March 31, 2021, our maturities of our lease liability are as follows:

2021	$283,008
Total	$283,008
Less: Imputed interest	-43,427
Present value of lease liabilities	$239,581

NOTE 9 – STOCKHOLDERS’ DEFICIT AND PREFERRED STOCK SUBJECT TO REDEMTION

Authorized Stock

As of March 31, 2021, the Company is authorized to issue 137,000,000 shares of common stock with a par value of $0.00001 per share and 1,045,650 shares, 22,120,639 shares, 13,761,489 shares, 45,000,000 shares, 35,000,000 shares of Series AA, Series BB, Series CC, Series DD and Series EE Preferred Stock, respectively, with a par value of $0.00001 per share. As of March 31, 2021 the Company has a total of 1,556,638 common shares issued and outstanding, and has 1,045,650, 22,120,639, 13,761,489, 33,790,975 and 30,296,296 shares of Series AA, Series BB, Series CC, Series DD and Series EE Preferred Stock issued and outstanding, respectively. The “Original Issue Price” for the shares Series AA, Series BB, Series CC, Series DD and Series EE is $1.15, $0.08111, $0.46175, $0.61971 and 0.32276 per share, respectively.

The following table represents a Preferred Stock by Series as of March 31, 2021:

Convertible Preferred Stock	Issued and outstanding shares	Issue price	Outstanding value
Series AA (Authorized: 1,045,650):	1,045,650	$1.15	$1,202,497.50
Series BB (Authorized: 22,120,639):	22,120,639	0.08111	1,794,205.03
Series CC (Authorized: 13,761,489):	13,761,489	0.46175	6,354,367.55
Series DD (Authorized: 45,000,000):	33,790,975	0.61971	20,940,605.12
Series EE-1 (Authorized: 17,000,000):	14,030,343	0.32276	4,528,433.51
Series EE-2 (Authorized: 18,000,000):	16,265,953	0.32276	5,249,998.99
	101,015,049		$40,070,107.70

Dividends

The holders of outstanding shares of preferred stock will receive dividends when , as if declared by the Company’s Board of Directors. The annual dividend rate is $0.092 per share for the Series AA preferred stock, $0.0065 per share for the Series BB preferred stock, $0.0369 per share for the Series CC preferred stock, 0.0495768 for the Series DD preferred stock and $0.0258408 for the Series EE preferred stock. The dividends on Series AA, Series BB, Series CC, Series DD and Series EE preferred stock are non-cumulative.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series EE, Series DD, Series CC, Series BB, and Series AA preferred stock are entitled to receive on a pro rata basis, prior and in preference to any distributions to the holders of common stock, an amount equal to $0.32276, $0.61971, $0.46175, $0.08111, $4.60, respectively, per share plus any declared but unpaid dividends (“Series EE Preferred Liquidation Preference Amount”, “Series DD Preferred Liquidation Preference Amount”, “Series CC Preferred Liquidation Preference Amount”, “Series BB Preferred Liquidation Preference Amount”, “Series AA Preferred Liquidation Preference Amount”). Per the Amended and Restated Articles filed on July 27, 2017, the Series EE preferred shares are most senior in terms of liquidation preference, followed by Series DD, Series CC, Series BB, Series AA preferred share. Any assets remaining after the distribution to the convertible preferred shareholders shall be ratably distributed among the common and convertible preferred shareholders, in proportion to the number of shares of common stock held by them on an as converted to common stock basis.

Conversion

Each share of preferred stock is convertible into that number of shares of common stock which is equal to the quotient obtained by dividing the Original Issue Price by $1.15, $0.08111, $0.46175, $0.61971 and $0.32276 for Series AA, Series BB, Series CC, Series DD and Series EE, respectively (“Conversion Price”), (i) immediately prior to the closing of a firm commitment underwritten initial public offering provided that the aggregate net cash proceeds to the Company are greater than $40,000,000 and a price per share is not less than five (5) times the Series EE Liquidation Preference amount, which equals to $0.32276 per share plus any declared and unpaid dividends (“Qualified IPO”), or (ii) upon the written request for such conversion from the holder of the preferred stock.

Redemption

At any time after five years following the date of initial issuance of the Series EE Preferred Stock, and upon the vote of the holders of at least a majority of the then outstanding shares of Preferred Stock, the Company shall redeem, out of funds legally available therefor, all outstanding preferred shares that have not been converted into Common Stock pursuant to the sections hereof, in two (2) equal semi-annual installments, the first of which shall be within 180 days of the Redemption Vote; provided, however, that the Company shall not redeem any shares of Series EE Preferred Stock unless such redemption is approved by the holders of at least seventy-five percent (75%) of the outstanding shares of Series EE Preferred Stock, voting together as a single-class on an as-converted to Common Stok basis. The Company shall redeem the shares of Preferred Stock by paying in cash amount per share equal to (i) the respective Series EE Preferred Liquidation Preference Amount for the Series EE Preferred, as applicable, the Series DD Preferred Liquidation Preference Amount for the Series DD Preferred, the Series CC Preferred Liquidation Preference Amount for the Series CC Preferred, the Series BB Preferred Liquidation Preference Amount for the Series BB Preferred and the Series AA Preferred Liquidation Preference Amount for the Series AA Preferred, plus (ii) a dividend that has accrued at a rate of 8% of the applicable Original Issue per year, compounded annually, from the fifth anniversary of the date on which the Company issues its first share of the applicable series of Preferred Stock, and plus (iii) an amount equal to all declared and unpaid dividends thereon, whether or not earned (the “Redemption Price”).

NOTE 10 – WARRANTS

As described in Note 6, pursuant to issuance convertible notes payable to investors, the Company issued warrants to purchase an aggregate of 1,022,429, 3,564,554 and 2,771,704 shares of the Company’s Common Stock at an exercise price $0.01 per share in 2018, 2019 and 2020, respectively. The Company has recognized an expense for these services within interest expense in the accompanying Statements of Operations in the years of warrants issuance of approximately $23,516 for the three-month ended March 31, 2020.

On September 1, 2018, the Company issued warrant to investor to purchase an aggregate of 3,100,000 shares of the Company’s Common Stock at an exercise price of $0.01 per share.

On January 3, 2020, the Company issued warrants to Fastnet Advisors, LLC. to purchase an aggregate of 569,308 shares of the Company’s Common Stock at an exercise price of $0.01 per share. On December 14, 2020, the Company issued warrants outside consultant to purchase an aggregate of 600,000 shares of the Company’s Common Stock at an exercise price of $0.01 per share.

The Company has recognized an expense for these services within general and administrative expense in the accompanying Statements of Operations in the year of warrants issuance of approximately $24,733 for the three-month ended March 31, 2020.

As of March 31, 2021 all warrants remain outstanding.

The following represents a summary of the Warrants outstanding at March 31, 2021, and changes during the period then ended:

		Weighted Average
	Warrants	Exercise Price
Outstanding at December 31, 2020	11,627,995	$0.01
Granted	-
Exercised/Expired/Forfeited	-
Outstanding at March 31, 2021	11,627,995	$0.01
Exercisable at March 31, 2021	11,627,995	$0.01

NOTE 11 – STOCK-BASED COMPENSATION

Terms of the Company’s share-based on compensation are governed by the Company’s 2010 Equity Incentive Plan (“the 2010 Plan”). The 2010 Plan permits the Company to grant non-statutory stock options, incentive stock options, restricted stocks, and stock purchase rights to the Company’s employees, outside directors and consultants; however incentive stock options may only be granted to the Company’s employees. As of March 31, 2021, the maximum aggregate number of shares of common stock that may be issued is 19,410,000 shares under the 2010 Plan, subject to adjustment due the effect of any stock split, stock dividend, combination, recapitalization or similar transaction. The exercise price for each option is determined by the Board of Directors, but will be (i) in the case of an incentive stock option, (A) granted to an employee who, at the time of grant of such option, is a 10% Holder, no less than 110% of the fair market value per share on the date of grant; or (B) granted to any other employee, no less than 100% of the fair market value per share on the date of grant; and (ii) in the case of a nonstatutory stock option, no less than 100% of the fair market value per share on the date of grant. The options awarded under the 2010 Plan shall vest as determined by the Board of Directors but shall not exceed a ten-year period.

Options Issued to Directors and Employees as Compensation and to Nonemployees for Services Received

Pursuant to the terms of the 2010 Plan, from 2010 to 2020, the Company has granted an aggregate of 29,481,000 options to its executive officers and employees of the Company and to Nonemployees for Services Received. Of these, 15,146,000 options were exercised or forfeited and 14,335,000 remain outstanding as of December 31, 2020. The exercise prices of these grants, as determined by the Company’s Board of Directors, were $0.01 to $0.08 per share.

During three-months ended March 31, 2021, the Company granted an aggregate of 1,530,000 options to purchase the Company’s common stock to its executive officers and employees of the Company and to Nonemployees for Services Received. During the year ended December 31, 2020, 695,000 options were exercised or forfeited, and 15,170,000 options remain outstanding. The exercise prices of these option grants, as determined by the Company’s Board of Directors, was $0.05 per share. The Company has recognized an expense for these services within general and administrative expense in the accompanying Statements of Operations of approximately $28,405 and $20,560 for three-month ended March 31, 2021 and 2020. As of March 31, 2021, there was approximately $142,955 of total unrecognized compensation cost related to non-vested share-based compensation arrangements. This cost is expected to be recognized over a weighted average period of 1.9 years.

Stock-based Compensation Summary Tables

The following table represents a summary of the options granted to employees and non-employees outstanding at March 31, 2021 and changes during the period then ended:

			Total
		Weighted Average	Weighted Average
	Options	Exercise Price	Intristic Value	Remaining Life
Outstanding at December 31, 2020	14,335,000	$0.04	$0.01	7.06
Granted	1,530,000	0.05	-	8.92
Exercised/Expired/Forfeited	(695,000)	(0.05)	-	-
Outstanding at March 31, 2021	15,170,000	$0.04	$0.01	6.06
Exercisable at March 31, 2021	12,126,273	$0.04	$0.01	4.95
Expected to be vested	3,043,727	$0.05	$0.00	8.11

NOTE 12 – WARRANTS AND OPTIONS VALUATION

The Company calculates the fair value of warrant and stock-based compensation awards granted to employees and nonemployees using the Black-Scholes option-pricing method. If the company determinates that other methods are more reasonable, or other methods for calculating these assumptions are prescribed by regulators, the fair value calculated for the Company’s stock options could change significantly. Higher volatility and longer expected lives would result in an increase to stock-based compensation expense to non-employees determined at the date of grant. Stock-based compensation expense to non-employees affects the Company’s selling, general and administrative expenses and research and development expenses.

The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of stock-based awards. The assumptions used in the Black-Scholes option-pricing method for the period ended March 31, 2021 is set forth below:

	For the period ended
	March 31, 2021	March 31, 2020
Expected dividend yield	0.00%	0.00%
Expected stock-price volatility	54.97% - 122.28%	54.97% - 121.02%
Risk-free rate	0.70% - 2.82%	0.61% - 2.82%
Term of options	5 - 10	5 - 10
Stock price	$0.05	$0.05

●	Expected term. The expected term represents the period that the stock-based awards are expected to be outstanding. The Company’s historical share option exercise experience does not provide a reasonable basis upon which to estimate an expected term because of a lack of sufficient data. Therefore, the Company estimates term by using the simplified method provided by the SEC. The simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the options.

●	Expected volatility. As the Company’s common stock has never been publicly traded, the expected volatility is derived from the average historical volatilities of publicly traded companies within the Company’s industry that the Company considers to be comparable to the Company’s business over a period approximately equal to the expected term.

●	Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasure notes with maturities approximately equal to the expected term.

●	Expected dividend. The expected dividend is assumed to be zero as the Company has never paid dividends and have no current plans to pay any dividends on the Company’s common stock.

In addition to the assumptions used in the Black-Scholes option-pricing model, the Company also estimates a forfeiture rate to calculate the stock-based compensation for the Company’s equity awards. The Company will continue to use judgement in evaluating the expected volatility, expected terms and forfeiture rates utilized for the Company’s stock-based compensation calculations on a prospective basis.

NOTE 13 – RELATED PARTY TRANSACTIONS

The Company had a secured note payable to Mr. Garrett Gruener, its investor, with a balance $1,000,000 at March 31, 2021 and December 31, 2020.

The Company had convertible notes payable to: Mr. Gruener, its investor, with a total balance of $6,322,000 and $6,182,000 as of March 31, 2021 and December 31, 2020, respectively; Mr. Fiddler, its investor, with a total balance of $1,100,000 and $950,000 as of March 31,2021 and December 31, 2020, respectively; and Mr. Ludvigson, its Chief Executive Officer, with a total balance of $212,500 and $175,000 as of March 31,2021 and December 31, 2020, respectively. See Note 6 for detailed disclosure of this related party debt, including interest rates, terms of conversion and other repayment terms.

The Company had accrued salary payable to Mr. Ludvigson, its Chief Executive Officer, with a total balance of $62,500 and $50,000 as of March 31,2021 and December 31, 2020, respectively.

The summary of related party balances as of March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Accrued expenses, related party:
Mr. Ludvigson	62,500	50,000
	$62,500	$50,000

Accrued interest, related party:
Mr. Gruener	1,947,664	1,667,203
Mr. Fiddler	168,103	127,788
Mr. Ludvigson	22,408	15,241
	$2,138,175	$1,810,232

Notes payable, related party – net of current portion:
Mr. Gruener	7,322,000	7,182,000
Mr. Fiddler	1,100,000	950,000
Mr. Ludvigson	212,500	175,000
	$8,634,500	$8,307,000

NOTE 14 – INCOME TAXES

The Company accounts for income taxes in accordance with standards of disclosure propounded by the FASB, and any related interpretations of those standards sanctioned by the FASB. Accordingly, deferred tax assets and liabilities are determined based on differences between the consolidated financial statement and tax bases of assets and liabilities, as well as a consideration of net operating loss and credit carry forwards, using enacted tax rates in effect for the period in which the differences are expected to impact taxable income. A valuation allowance is established, when necessary, to reduce deferred tax assets to the amount that is more likely than not to be realized. Due to the uncertainty as to the utilization of net operating loss carry forwards, a valuation allowance has been made to the extent of any tax benefit that net operating losses may generate.

At the date the financial statements were available to be issued, the federal and state income tax returns for the year ended December 31, 2020 weren’t filled yet.

As of December 31, 2019, the Company has federal and state net operating loss carryforward of approximately 91.0 million and $55,7 million available to reduce future taxable income, if any, for Federal and state income tax purposes. The Company experienced a Section 382 change of ownership in connection with the merger in 2021, thereby subjecting net operating loss carryovers generated previously to limitations on utilization. To-date, these limitations have not had an impact on the Company’s reported income tax.

The ultimate realization of our deferred tax asset is dependent, in part, upon the tax laws in effect, our future earnings, and other events.  As of March 31, 2021 and 2020, we recorded a 100% allowance against our deferred tax asset since we were unable to conclude that it is more likely than not that our deferred tax asset will be realized.

The company’s major tax jurisdictions are the United States and California. All of the Company’s tax years will remain open three and four years for examination by the Federal and state tax authorities, respectively, from the date of utilization of the net operating loss. As of December 31, 2020, the tax years beginning after 2017 and 2016 remain subject to examination by US Federal and Californian authorities. However, net operating losses carried forward are subject to examination in the tax year utilized.

NOTE 15 – EMPLOYEE BENEFIT PLAN

The company established a 401(k) tax deferred saving plan, which permits participants to make contributions by salary deduction pursuant to Section401(k) of the Internal Revenue Code. The Company may, at its discretion, make matching contributions to the plan. The Company is responsible for administrative cost of the Plan. As of March 31, 2021, the Company has made no contributions to the plan since its inception.

NOTE 16 – SUBSEQUENT EVENTS

In June 2021, the Company completed a merger with Boston Therapeutics, a publicly held entity. The Company is the majority shareholder of the resulting entity. As part of the merger agreement, substantially all of the Company’s debt has been converted to equity in the merged entity. In addition, and in conjunction with the merger, Boston Therapeutics entered into a Convertible Equity arrangement to issue $8.3 million in secured Notes for a related a net cash investment of $5.8 million. The Company has received $4.5 million of net cash to date and expects to receive the remaining $1.3 million in the Third Quarter of 2021.

Management has evaluated subsequent events according to the requirements of ASC TOPIC 855, and believes there are no additional subsequent events to report.